EXHIBIT 99.1

Vical Reports Phase 2 Trial of HSV-2 Therapeutic Vaccine Did Not Meet Primary Endpoint

Company to focus on advancing VL-2397 and other pipeline opportunities

SAN DIEGO, June 11, 2018 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today announced top-line results from a randomized, double-blind, placebo-controlled, Phase 2 clinical study of its therapeutic bivalent vaccine candidate for herpes simplex virus type 2 (HSV-2), the leading cause of recurrent genital herpes. The study did not meet its primary endpoint of annualized lesion recurrence rate calculated based on those genital recurrences that were both clinically- and virologically-confirmed during a minimum of nine months of surveillance.

The Phase 2 study was conducted in 261 healthy HSV-2 seropositive adults, 18 to 50 years of age, with a self-reported history of 4 to 9 recurrences per year. Subjects were randomized 2:1 to receive either vaccine or placebo. The vaccine was generally safe and well tolerated, as assessed by an independent safety monitoring board; there were no grade 4 adverse events or serious adverse events reported related to vaccination.

“We took careful measures to recruit patients with self-reported history of 4 to 9 recurrences annually. Despite that, the annualized recurrence rate during the trial in the placebo group was far less than what was expected based on their self-reported history. As a result, there was significantly less power to show a vaccine effect in this trial,” said Vijay Samant, President and Chief Executive Officer. “We are extremely disappointed with the outcome and based upon these results, we will be terminating the HSV-2 program. We are indebted to our patients for their participation and our investigators for their steadfast support. The study protocol requires that patients be followed for 12 months after their last dose, and as a result we will continue to follow the active patients until July 2018.”

Mr. Samant continued, “In the meantime, we remain focused on our novel antifungal VL‑2397, which we licensed from Astellas and has the potential to be the first in a new class of antifungal drugs. Our Phase 2 trial is underway, comparing VL-2397 with standard first-line treatment for invasive aspergillosis in immunocompromised adults, which would be eligible for a Limited Use Indication assuming a successful outcome of the trial. In addition, we will continue the preclinical development of a novel treatment for chronic HBV infection based on our DNA and lipid-delivery technologies. The initial aim of our HBV program is to demonstrate proof of concept for inhibiting HBV infection in an in vivo model.”

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, including antiviral and antifungal candidates in clinical development. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include Vical’s clinical and development plans. Risks and uncertainties include whether Vical or others will continue development of Vical’s VL-2397 drug candidate or its HBV program; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Contact:
Andrew Hopkins
(858) 646-1127
Website:  www.vical.com